GROWERS DIRECT RESTRUCTURES MANAGEMENT TO ACCELERATE GROWTH

Las Vegas, Nevada, Growers Direct Coffee Company, Inc. (previously Coffee Pacifica, Inc.) (OTCBB: GWDC) announced today that its Board of Directors approved to restructure the management of the Company, effective January 30, 2008, in order to capitalize on the growing coffee business opportunities world-wide and to accelerate its revenue growth. Growers Direct Coffee is now doing business in several countries including China, Papua New Guinea, Ethiopia and Jamaica. Incorporating coffee on a “Growers Direct” basis from Columbia, Guatemala, Nicaragua and El Salvador has necessitated management changes. The Company expects to make announcements in the near future with regard to new strategic partnerships, new distribution alliances, brand initiatives and online strategy. The management restructure is designed to:

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turn the Company into a profitable entity with healthy finances for the benefit of its  shareholders;

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launch new brand initiatives to better leverage the “Growers Direct” brand name in terms of green beans, roasted coffee, coffee shops and online sales;

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allow the Company to work more closely with farmers in various countries to improve supply logistics;

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optimizing the established global green bean sale and distribution networks and;

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leveraging the “Growers Direct” brand name to pursue roasted coffee sales opportunities online.

Mr. Paul Khakshouri, the current Chief Operating Officer said: “the restructure is focused on implementing necessary measures with a view towards solidifying our operations, increasing revenues and turning profitability for the benefit of all our shareholders.”

The Board of Directors has approved the management changes to be implemented and be effective January 30, 2008:

1.

Shailen Singh, the Company’s co-founder, will become the non-executive Chairman of the Company. Due to the relative importance of our “Tree to Cup” concept and explosive revenue growth potential to be derived from our interest in the China Joint Venture, Shailen Singh will oversee the China Joint Venture project and travel to coffee supply origin countries to develop the strategic partnerships;

2.

Paul Khakshouri, the current Chief Operating Officer is being promoted to be the new Chief Executive Officer and President. Mr. Khakshouri will be responsible for the day-to-day management of the Company’s business affairs;

3.

Terry Klassen, the current Chief Executive Officer will be the new Chief Operating Officer responsible for the green coffee bean sales, the Company’s subsidiary Uncommon Grounds, Inc and the Jamaican coffee supply;

4.

Vincent Cafici is being hired to be the new Chief Financial Officer, subject to finalization of an employment agreement. Mr. Cafici is an experienced CPA with 23 years experience as a public accountant. Mr. Cafici is a member of the New York Society of CPAs and American Institute of CPA (“AICPA”);

5.

Jon Yogiyo, the Company’s co-founder, has resigned as a director of the Company effective November 28, 2007, due to his appointment to the Regional Organic Task Force (“ROTF”) by the South Pacific Commission (SPC), on setting Pacific Island Countries Organic Standards, funded by International Federation of Organic Agriculture Movement (IFOAM). The ROTF is tasked to establish certification standards for all agricultural products, produced in the 22 Pacific Islands Countries.

Mr. Yogiyo said “now, I will devote my time with PNG Coffee Growers Federation Ltd. which has developed into the largest coffee grower group in PNG. PNG coffee farmers remain committed and are shareholders of Growers Direct Coffee Company, Inc. The farmers require my guidance to process and supply the large volumes of premium quality coffee required by the customers in US and Europe.”

After the changes, (effective January 30, 2008) the directors will be Shailen Singh, Terry Klassen, Paul Khakshouri and Vincent Cafici. Two independent directors will be appointed in the future. The executives of the Company will be Paul Khakshouri as the President and CEO, Terry Klassen as the COO and Vincent Cafici as the CFO and Secretary.

Growers Direct Coffee Company Inc. (previously Coffee Pacifica, Inc.) is a world-wide distributor and a marketer of the green bean coffee grown in Papua New Guinea, “Penlyne Castle” brand “Jamaican Blue Mountain” coffee grown by Blue Mountain Coffee Co-Operative Society Ltd (“BMCC”) of Jamaica. Coffee in Papua New Guinea are grown by the Company’s shareholder-farmers in the Highland region’s rich volcanic soils between the altitudes of 4,000 and 6,000 feet above sea level. Papua New Guinea coffee is well regarded by consumers for its uniqueness, consistency and special flavor characteristics.  For more information about our coffee products, visit our website at www.growersdirectcoffee.com. Our wholly owned subsidiary, Uncommon Grounds Inc., established in 1984, is a coffee roasting and wholesale company based in Berkeley, California. Visit the website at www.uncommongrounds.net to purchase artisan roasted blends and single origin coffee beans from Papua New Guinea, Jamaica, Sumatra, Columbia, Brazil and Nicaragua.

Except for the historical matters contained herein, statements in this press release contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company's current and future business and prospects. Actual results could differ materially, as a result of various risk factors including but not limited to: (1) competition in the markets for the Company's coffee; (2) the ability of the Company to execute its business plan; and (3) other factors detailed in the Company's public filings with the SEC. By making these forward-looking statements, the Company can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release.  This release should be read in conjunction with our Annual Report on Form 10-KSB and our other filings with the SEC through the date of this release, which identifies important factors that could affect the forward-looking statements in this release.  In addition, factors that could cause actual results to differ materially from those contemplated in the statements include, without limitation, overall economic conditions, and other risks associated generally with green bean coffee business. These forward-looking statements are not guarantees of future performance.

Malone & Associates, LLC, Corporate Relations, Rico Stubbs or Stacey Salanoa, Tel: 888 739 9477

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